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         U.S. SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON D.C. 20549

           FORM 12b-25 SEC File Number:  0-24138
                 CUSIP Number: 911320 20 8

NOTIFICATION OF LATE FILING

(Check One):
[ ] Form 10-K  [ ] Form 11-K  [ ] Form 20-F  [X] Form 10-Q

     For Period Ended:     March 31, 1997

_________________________________________________________________

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
_________________________________________________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

_________________________________________________________________

Part I-Registrant Information
_________________________________________________________________

     Full Name of Registrant          United Payphone Services, Inc.

     Former Name if Applicable        N/A
_________________________________________________________________

     Address of Principal Executive Office, (Street and Number)

                     105 East Ellis Drive
_________________________________________________________________

     City, State and Zip Code

                        Tempe, Arizona 85282




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Part II-Rules 12b-25 (b) and (c)
_________________________________________________________________

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [X]     a.The reasons described in reasonable detail in Part III
of this form could not be eliminated without unreasonable effort or expense;

     [X]     b.The subject annual report or semi-annual report/portion
thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]     c.The accountant's statement or other exhibit required by
Rule 12b-25(c) has been attached if applicable.


_________________________________________________________________

Part III-Narrative

        The Company's accountant had not finished the quarterly financial statements early enough for management to review the information and file by the deadline. The 10Q will be filed within the fifth calendar day of the filing deadline.
_________________________________________________________________

     State below in reasonable detail the reasons why the form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof could not be filed within the prescribed time period.

_________________________________________________________________

Part IV-Other Information
_________________________________________________________________

     1.Name and telephone number of person to contact in regard to this notification

          David Westfere            (888)839-9968

     2.Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

[X] Yes     [ ] No

     3.Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[ ] Yes     [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.


                        United Payphone Services, Inc.
                (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.




Date: May 14, 1997             By /S/ Todd D. Chisholm
                                    --------------------------
                                    Todd D. Chisholm, Director

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.